THE HUNTINGTON FUNDS

                  CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS


I.     COVERED OFFICERS/PURPOSE OF THIS CODE


       The Board of Trustees ("Board") of The Huntington Funds (the "Company" or the "Fund") has adopted this Code of Ethics (this "Code") for the Company's Principal Executive Officer ("PEO") and Principal Financial Officer ("PFO", and together with the PEO, the "Covered Officers," each of whom is identified in Exhibit A) for the purpose of promoting:

   {circle}honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

   {circle}full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

   {circle}compliance with applicable laws and governmental rules and regulations;

   {circle}the prompt internal reporting of violations of this Code to an appropriate person or persons, as identified herein; and

   {circle}accountability for adherence to this Code.



       Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.


       I. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST


       OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Company.


       CONFLICTS ARISING FROM RELATIONSHIPS WITH SERVICE PROVIDERS. Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Investment Company Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. Each Covered Officer is an employee of one or more companies that serve as the Company's investment adviser, principal underwriter, administrator, transfer agent, custodian or accountant (any such company, and any company that controls, is controlled by or under common control with such company, referred to herein as a "Service Provider"). The Company's and the Service Providers' compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.


       Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Company and a Service Provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for a Service Provider, or for both), be involved in establishing policies and implementing decisions which will have different effects on the applicable Service Provider and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the applicable Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Company and, if addressed in conformity with the provisions of the Investment Company Act, will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this Code or other codes of ethics.


       OTHER CONFLICTS OF INTEREST. Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.


       Each Covered Officer must not:

   {circle}use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

   {circle}cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Company; or

   {circle}use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.


I.     DISCLOSURE & COMPLIANCE

   {circle}Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company;

   {circle}each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Board and the Company's auditors, and to governmental regulators and self-regulatory organizations;

   {circle}each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Company and the Company's adviser, subadviser(s) (if applicable) and administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submit to, the SEC and in other public communications made by the Company; and

   {circle}it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.


I.     REPORTING AND ACCOUNTABILITY


       Each Covered Officer must:

   {circle}upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands this Code;

   {circle}annually thereafter affirm to the Board that he has complied with the requirements of this Code;

   {circle}not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

   {circle}notify the Company's Qualified Legal Compliance Committee ("QLCC") promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

   {circle}report at least annually any change in his affiliations from the prior year.


       The QLCC is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.


       The Company will follow these procedures in investigating and enforcing this Code:

   {circle}the QLCC will take all appropriate action to investigate any potential violations reported to it and, in its discretion may report such potential violations to the PEO and/or PFO;

   {circle}if, after such investigation, the QLCC believes that no material violation has occurred, the QLCC is not required to take any further action;

   {circle}if the QLCC concurs that a material violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the applicable Service Provider or its board; or a recommendation to dismiss the Covered Officer; and

   {circle}any changes to this Code will, to the extent required, be disclosed as provided by SEC rules.


V.  OTHER POLICIES AND PROCEDURES


       This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund or a Service Provider govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they conflict with the provisions of this Code. The Fund's and the Service Providers' codes of ethics under Rule 17j-1 under the Investment Company Act and the Fund's adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.


VI.  AMENDMENTS


       Any amendments to this Code, other than amendments to Exhibit A, must be in writing and approved or ratified by a majority vote of the Board, including a majority of independent directors/trustees.


VII.  CONFIDENTIALITY


       All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate board and its counsel, the Fund's investment adviser and the respective Service Providers.


VIII.  INTERNAL USE


       This Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.






Adopted May 4, 2006











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EXHIBIT A


Persons Covered by this Code of Ethics - As of May 4, 2006


Principal Executive Officer and Chief Executive Officer  - Charles L. Davis, Jr.


Principal Financial Officer and Treasurer - Christopher E. Sabato